UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

November 18, 2022

XPO LOGISTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32172	03-0450326
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Five American Lane, Greenwich, CT	06831
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (855) 976-6951

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common stock, par value $0.001 per share	XPO	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01.	Other Events.

In a press release issued on November 18, 2022, XPO Logistics, Inc. (the “company”) announced (i) that its previously announced tender offer (the “Tender Offer”) to purchase for cash any and all of the company’s outstanding 6.250% Senior Notes due 2025 (the “Notes”) expired at 5:00 p.m., New York City time, on November 17, 2022 (the “Expiration Time”) and (ii) the results and settlement of the Tender Offer.

On November 18, 2022 (the “Final Settlement Date”), the company accepted and purchased $407,624,000 aggregate principal amount of Notes in connection with the Tender Offer. Holders of Notes that were validly tendered and not validly withdrawn on or prior to the Expiration Time received the total consideration of $1,022.50 per $1,000.00 principal amount of Notes tendered and accepted for purchase, plus accrued and unpaid interest from the last date on which interest had been paid to, but excluding, the Final Settlement Date.

The aggregate purchase price paid by the Company was approximately $418 million. The amount paid was funded using the proceeds of a cash distribution paid by RXO, Inc. (“RXO”) to the company in connection with the separation of RXO from the company.

A copy of the press release announcing the expiration and results of the Tender Offer and the acceptance and purchase of Notes is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press Release, dated November 18, 2022
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

XPO LOGISTICS INC.

Date: November 18, 2022	/s/ Carl Anderson
Carl Anderson Chief Financial Officer